FOR IMMEDIATE RELEASE:              Contact:  Karl Gerhart, President/CEO
October 27, 2000                    (610) 488-1251

                                    Bernville, Pennsylvania  (AMEX:INB)

                        Community Independent Bank, Inc.
                        Announces Third Quarter Earnings

Community Independent Bank, Inc. (Amex:INB), parent of Bernville Bank, announced third quarter earnings of $5,540 or $.01 per share, compared to net income of $187,331 or $.27 per share a year ago.

The Company's third quarter net interest income decreased 16 percent to $867,106 compared with $1,032,213 in 1999.

The Company's assets decreased 6 percent to $102.5 million from $108.6 a year earlier, deposits increased 3% to $88.7 million from $85.9 million, and loans decreased 5% to $81.4 million from $85.7 million.

Community Independent Bank, Inc. announced a cash dividend of 7 cents per share payable November 17, 2000 to shareholders of record on October 31, 2000.

          Third Quarter                          2000                    1999

          Net Income/(Loss)                    $5,540                $187,331

          Per Share                              $.01                    $.27

          Net Interest Income             $.9 million            $1.0 million


          Year to Date                           2000                    1999

          Net Income/(Loss)                   $47,888                $410,827

          Per Share                              $.07                    $.60

          Net Interest Income            $2.7 million            $3.0 million

          Assets                       $102.5 million          $108.6 million